Exhibit 10.10

01.186

DATED 11 April 2005

ORTELIUS MARITIME INC.

SEDERBERG MARITIME INC.

WINTERBERG MARITIME INC.

HELDERBERG MARITIME INC.

CONSTANTIA MARITIME INC.

ALEXANDRA NAVIGATION INC.

ORCHID NAVIGATION CORPORATION

ROBERTO C. MARITIME INC.

MARIA C. MARITIME INC.

MERCATOR SHIPPING INC.

MAGELLAN MARINE INC.

LISSOS SHIPPING (PRIVATE) LTD.

(as Borrowers)

- and -

THE ROYAL BANK OF SCOTLAND plc

(as Lender)

US$200,000,000 SECURED

LOAN AGREEMENT

m.v. “FIVOS”

m.v. “S.A. SEDERBERG”

m.v. “S.A. WINTERBERG”

m.v. “S.A. HELDERBERG”

m.v. “MAERSK CONSTANTIA”

m.v. “ALEXANDRA I”

m.v. “DIMITRIS C”

m.v. “ROBERTO C”

m.v. “MARIA C”

m.v. “ACHILLEAS”

m.v. “SOFIA III”

m.v. “APL HOLLAND”

STEPHENSON HARWOOD

One St. Paul’s Churchyard

London EC4M 8SH

Tel: 020 7329 4422

Fax: 020 7329 7100

Ref: 01.186

CONTENTS

		Page

1	Definitions and Interpretation	5

2	The Loan and its Purpose	20

3	Conditions of Utilisation	20

4	Advance	21

5	Repayment	22

6	Prepayment	22

7	Interest	24

8	The Master Agreement	27

9	Alternative currency options	29

10	Indemnities	31

11	Fee	35

12	Security and Application of Moneys	35

13	Representations	39

14	Undertakings and Covenants	42

15	Events of Default	53

16	Assignment and Sub-Participation	58

17	Set-Off	59

18	Payments	60

19	Notices	61

20	Partial Invalidity	62

21	Remedies and Waivers	63

LOAN AGREEMENT

Dated: 11 April 2005

BETWEEN:

(1)                                  ORTELIUS MARITIME INC. (“Ortelius”), SEDERBERG MARITIME INC. (“Sederberg”), WINTERBERG MARITIME INC. (“Winterberg”), HELDERBERG MARITIME INC. (“Helderberg”), CONSTANTIA MARITIME INC. (“Constantia”), ALEXANDRA NAVIGATION INC. (“Alexandra”), ORCHID NAVIGATION CORPORATION (“Orchid”), ROBERTO C. MARITIME INC. (“Roberto”), MARIA C. MARITIME INC. (“Maria”), MERCATOR SHIPPING INC. (“Mercator”), MAGELLAN MARINE INC. (“Magellan”) each a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia and LISSOS SHIPPING (PRIVATE) LTD. (“Lissos”), a company incorporated under the laws of Singapore whose registered office is at 20 Raffles Place, #09-01 Ocean Towers, Singapore 048620 (together the ”Borrowers” and each a “Borrower”) jointly and severally; and

(2)                                  THE ROYAL BANK OF SCOTLAND plc, having its registered office at 36 St. Andrew Square, Edinburgh, EH2 2YB, Scotland, acting through its office at 45 Akti Miaouli, GR-185 10, Piraeus, Greece (the “Lender”).

WHEREAS:

(A)                              Each Borrower owns the Vessel which is registered in its name under the relevant flag specified below in the definition of “Vessels”.

(B)                                The Lender has agreed to advance to the Borrowers on a joint and several basis an amount equal to the lower of up to (i) $200,000,000 and (ii) 71% of the aggregate Market Values of all the Vessels to assist the Borrowers, in an amount of up to $101,400,000, in refinancing all existing indebtedness to the Lender and DVB Nedship Bank and, in an amount of up to $98,600,000, to provide additional liquidity to the Group and shall be made available in up to two Drawings, each for an amount not exceeding 71% of the aggregate Market Value of the Vessel(s) to which the Drawing in question relates, in accordance with Clause 3.3.

IT IS AGREED  as follows:

1                                         Definitions and Interpretation

1.1                                 In this Agreement:

“Accounts” means the Earnings Accounts and the Forward Freight Account.

“Accounts Charge” means the deed of charge referred to in Clause 12.1.4.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“APL” means APL (Bermuda) Ltd., a company incorporated under the laws of Bermuda, with its registered office at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

“Applicable Accounting Principles” means, in the case of the Group Statements, those accounting principles, standards and practices on which the Original Group Statements were based, in accordance with IAS principles, or such other generally accepted accounting principles, standards and practices adopted by the Group from time to time and notified to the Lender, provided that in the case of such notification to the Lender the auditors of the Group deliver to the Lender sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in the Group Statements in question and that indicated in the Original Group Statements. If necessary, upon any change of the Applicable Account Principles, the Borrowers shall enter into good faith discussions with the Lender with the view to re-adjust the Financial Covenants provided for in Clause 14.2.

“Approved Currency” means any currency other than Dollars which is freely transferable and convertible into Dollars and in which deposits are freely available to the Lender in the London Interbank Eurocurrency Market.

“Assignments” means the deeds of assignment from the Borrowers referred to in Clause 12.1.2.

“Availability Termination Date” means 15 April 2005 or such later date and upon such amended terms and conditions as the Lender may in its discretion agree.

“Bareboat Charter Assignments” means the deeds of assignment from the Borrowers to in Clause 12.1.5.

“Bareboat Charterer” means Safmarine Container Lines N.V., a company incorporated under the laws of Belgium with its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium.

“Bareboat Charters” means:-

(a)                                  in respect of “S.A. SEDERBERG”, the bareboat charter dated 5 April 2002 (as supplemented and amended by addenda numbered 1 and 2 thereto) made between the Bareboat Charterer, as bareboat charterer, and MC Robin, as original owner (whose obligations thereunder were guaranteed by MC Shipping), as transferred to Sederberg, as owner, under an Agreement for the Transfer of Charter dated 17 June 2003, and whose obligations as owner are guaranteed by the Managers; and

(b)                                 in respect of “S.A. WINTERBERG”, the bareboat charter dated 5 April 2002 (as supplemented and amended by addenda numbered 1 and 2 thereto) made between the Bareboat Charterer, as bareboat charterer, and MC Eagle, as original owner (whose obligations thereunder were guaranteed by MC Shipping), as transferred to Winterberg, as owner, under an Agreement for the Transfer of Charter dated 17 June 2003, and whose obligations as owner are guaranteed by the Managers; and

(c)                                  in respect of “S.A. HELDERBERG”, the bareboat charter dated 5 April 2002 (as supplemented and amended by addenda numbered 1 and 2 thereto) made between the Bareboat Charterer, as bareboat charterer, and Canary, as original owner (whose obligations thereunder were guaranteed by MC Shipping), as transferred to Helderberg, as owner, under an Agreement for the Transfer of Charter dated 17 June 2003, and whose obligations as owner are guaranteed by the Managers; and

(d)                                 in respect of “MAERSK CONSTANTIA”, the bareboat charter dated 5 April 2002 (as supplemented and amended by addenda numbered 1 and 2 thereto) made between the Bareboat Charterer, as bareboat charterer, and MC Seagull, as original owner (whose obligations thereunder were guaranteed by MC Shipping), as transferred to Constantia, as owner, under an Agreement for the Transfer of Charter dated 17 June 2003, and whose obligations as owner thereunder are guaranteed by the Managers.

and “Bareboat Charter” means any one of them.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 10.3.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London and Piraeus and which is a day on which the Trans European Automated Real Time Settlement Express Transfer Payment System (TARGET) is operating.

“Cargill” means Cargill International S.A., a company incorporated under the laws of Switzerland of Geneva, Switzerland.

“Charters” means the Bareboat Charters and the Time Charters, and “Charter” means any one of them.

“Charterers” means the Bareboat Charterer and the Time Charterers, and “Charterer” means any one of them.

“Charter Rights” means all rights and benefits whatsoever accruing to the Owner under or arising out of a Charter (other than the Charter Earnings) including (but not limited to) the right of the Owner to have the Charterer take the Vessel on charter pursuant to the Charter.

“converted” means, the purposes of Clause 9, actually or notionally (as the context may require) converted by the Lender at the Spot Rate of Exchange, and the words, “convert” and “conversion” shall be interpreted accordingly.

“Covenant Compliance Certificate” means a certificate substantially in the form set out in Schedule 4.

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Lender.

“Credit Support Provider” means any person (other than a Borrower) described as such in the Master Agreement.

“Confirmation” means a Confirmation exchanged, or deemed exchanged, between the Lender and the Borrowers as contemplated by the Master Agreement.

“Currency of Account” means, in relation to any payment to be made to the Lender under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Currency Equivalent” means, as at any date upon which any part of the Loan is denominated in one Relevant Currency and is to be converted into another Relevant Currency as provided in this Agreement, the amount of the relevant currency required for the purchase of the Existing Currency with the New Currency converted at the Spot Rate of Exchange.

“Currency Tranches” means, in relation to the Loan, at any time such part of the Loan which is denominated in Approved Currencies and, in case such part of the Loan is denominated in two such Approved Currencies, “Currency Tranche” means each part of the Loan which is denominated into one Approved Currency.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 12.1.1.

“Default” means an Event of Default or any event or circumstance specified in Clause 15.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Dollar Reference Amount” means, when the whole or part of the Loan is for the time being denominated in Dollars, the outstanding principal amount thereof and, in relation to a Currency Tranche, the amount of Dollars which would have been outstanding if such Currency Tranche had been advanced in and always thereafter remained denominated in Dollars, as it would have been reduced from time to time by repayments and prepayments (except for prepayment made under Clause 9.6) under this Agreement if the same had been made in Dollars.

“Drawdown Date” means the date on which the relevant Drawing is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Drawing” means any part of the Loan advanced or to be advanced pursuant to a Drawdown Notice and “Drawings” means more than one of them.

“Earnings” means all hires, freights (including, without limitation, under and pursuant to any charter or other contract of employment), pool income and other sums payable to or for the account of a Borrower and/or the Bareboat Charterer in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Earnings Account” means the bank account opened or to be opened in the name of the Managers with the Lender and designated “Danaos Shipping Co. Ltd. - Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Event of Default” means any of the events or circumstances set out in Clause 15.1.

“Existing Currency” means, in relation to any conversion between Relevant Currencies to be made under Clause 9, the Relevant Currency is which the relevant part of the Loan is denominated before conversion.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the

Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, and any other document designated as such by the Lender and the Borrowers and “Finance Document” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)                                  moneys borrowed;

(b)                                 any acceptance credit;

(c)                                  any bond, note, debenture, loan stock or similar instrument;

(d)                                 any finance or capital lease;

(e)                                  receivables sold or discounted (other than on a non-recourse basis);

(f)                                    deferred payments for assets or services;

(g)                                 any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Forward Freight Account” means the blocked bank account opened or to be opened in the name of the Managers with the Lender and designated “RBS/Danaos Shipping Co. Ltd. – Forward Freight Account”.

“Forward Freight Transaction” means a Transaction entered into between the Lender and the Borrowers in respect of the Earnings of a Vessel.

“Group” means the Guarantor, the Borrowers, and all other Subsidiaries of the Guarantor and “member of the Group” shall be construed accordingly.

“Group Statements” means the annual audited consolidated financial statements of the Group prepared in accordance with Applicable Accounting Principles.

“Guarantee” means the guarantee and indemnity referred to in Clause 12.1.3.

“Guarantor” means Danaos Holdings Limited, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia, being a holding company having, inter alia, the Borrowers under its full ownership and control and (where the context permits) any other guarantor who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Hedging Transaction” means a Transaction entered into between the Lender and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk pursuant to this Agreement.

“HMM” means Hyundai Merchant Marine Inc. a company incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia.

“IAS” means generally accepted international accounting principles, standard and practices currently adopted by the Group.

“Indebtedness” means the aggregate from time to time of the amount of the loan outstanding; all accrued and unpaid interest on the Loan; all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under the Finance Documents; any damages payable as a result of any breach by any of the Security Parties of any of the Finance Documents; and any damages or other sums payable as a result of any of the obligations of any of the Security Parties under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of a Vessel or her increased value or her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Lender pursuant to Clause 7.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPC Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“KLC” means Korea Line Corporation, a company incorporated under the laws of South Korea.

“Loan” means the aggregate amount from time to time advanced by the Lender to the Borrowers under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Management Agreements” means the agreements for the commercial and/or technical management of the Vessels each with the date set-out adjacent to the Vessel in question in Schedule 6 each made between the relevant Borrower and the Managers and “Management Agreement” means any one of them.

“Managers” means Danaos Shipping Co. Ltd., a company incorporated under the laws of the Republic of Cyprus whose registered office is at Libra House,

P. Katelari Street, Nicosia, Cyprus, or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Lender may approve.

“Manager’s Undertaking” means the manager’s confirmation and undertaking for each Vessel referred to in Clause 12.1.6.

“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 2.

“Margin” means zero point eight per cent (0.8%) per annum.

“Market Value” means, in respect of each Vessel, the market value of that Vessel determined in accordance with the valuation for that Vessel specified in Part 2 of Schedule 1.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or forward freight transactions) entered into between the Lender and the Borrowers during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

“Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrowers to the Lender under or pursuant to the Master Agreement, whether actual or contingent, present or future.

“Maximum Loan Amount” means two hundred million Dollars ($200,000,000).

“MC Canary” means MC Canary Shipping Company Limited, a company incorporated under the laws of the Bahamas with its registered office at Nassau, Bahamas.

“MC Eagle” means MC Eagle Shipping Limited, a company incorporated under the laws of the Bahamas with its registered office at Nassau, Bahamas.

“MC Robin” means MC Robin Shipping Company Limited, a company incorporated under the laws of the Bahamas with its registered office at Nassau, Bahamas.

“MC Seagull” means MC Seagull Shipping Company Limited, a company incorporated under the laws of the Bahamas with its registered office at Nassau, Bahamas.

“MC Shipping” means MC Shipping Inc., a company incorporated under the laws of Bermuda with its registered office at Richmond House, 12 Parlaville Road, Hamilton, HM CX, Bermuda.

“Mortgages” means the preferred and statutory mortgages referred to in Clause 12.1.1 together, where applicable, with the Deeds of Covenants and “Mortgage” means any one of them.

“New Currency” means, in relation to any conversion between Relevant Currencies to be made under Clause 9, the Relevant Currency in which the relevant part of the Loan is denominated after conversion.

“NOL” means Neptune Orient Lines Ltd., a company incorporated under the laws of the Republic of Singapore, with its registered office at 456 Alexandra Road, # 06-00 NOL Building, Singapore 119 962.

“Notional Amount”, in respect of any Hedging Transaction, means the Notional Amount as defined in the Confirmation relating to that Hedging Transaction.

“Original Group Statements” means the Group Statements for the financial year ended 31 December 2003.

“Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Lender, or any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten per cent (10%) of the charter-free market value of that Vessel determined in accordance with Clause 12.13 Provided that the aggregate amount of the Permitted Encumbrance and the Indebtedness does not a any time exceed seventy one per centum (71%) of the charter-free market value of all the Vessels determined in accordance with Clause 12.13.

“RBS Group” means the Bank and all other subsidiaries (as defined in Section 736 Companies Act 1985) of The Royal Bank of Scotland Group plc and “member of the Group” shall be interpreted accordingly.

“RBS LIBOR” means, for an Interest Period, the rate per annum at which deposits in Dollars in an amount approximately equal to the amount of the Loan are (or would have been) offered by the Lender to leading banks in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period, in each case for a period equal to such Interest Period and for delivery on the first Business Day thereof.

“Relevant Currency” means Dollars and/or the Approved Currency in which the Loan or any part thereof is or will be denominated (as the case may be) at the relevant time.

“Relevant Documents” means the Finance Documents, the Charters, the Management Agreements, the Managers’ confirmation specified in Part I of Schedule 1.

“Relevant Interest Rate” means RBS LIBOR or, in the case where a Transaction is to be, or has been, entered into under the Master Agreement and the Borrowers have not made an election pursuant to Clause 7.10, TELERATE;

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower and/or the Bareboat Charterer as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Security Documents” means the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee, the Accounts Charge, the Managers’ Undertakings, the Bareboat Charter Documents, the Master Agreement, any other Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Guarantor, the Bareboat Charterer (but only to the extent of the Bareboat Charterer’s obligations under the Bareboat Charters), any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“Spot Rate of Exchange” means the spot rate (based on the market rate prevailing in the London Interbank Eurocurrency Market) quoted by the Lender at or about 11.00 a.m. on the second Business Day before the date for purchase of one Relevant Currency with another Relevant Currency.

“Subsidiary” means a body corporate from time to time of which another (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty (50) per cent of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise).

“Subsidiaries” means the direct and indirect subsidiaries of the Guarantor.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telerate” means, for an Interest Period:

(a)                                  the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Relevant Telerate Page at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “the Relevant Telerate Page”, means, in the case of Dollars, the display designated as “page 3750” or in the case of an Approved Currency the display designated as “page 3740” on the Telerate Service or such other page as may replace page 3750 or page 3740 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)                                 if no rate is quoted on the Relevant Telerate Page, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars or the relevant Approved Currency in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period, in each case for a period equal to that Interest Period and for delivery on the first Business Day of it.

“Telerate Page(s) 3740 or 3750” means the display(s) designated as page 3740 or page 3750 on the Telerate Service (or such other page(s) as may replace page(s) 3740 or 3750 on that service or such other service as may be nominated by the British Bankers’ Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers’ Association’s interest settlement rates for the relevant currency).

“Time Charter” means:-

(a)                              in respect of “FIVOS”, the time charter dated 2 October 2003 made between Nedlloyd Schiftsmakler GMBH as agents for Ortelius, as owner, and Transfield, as charterer; and

(b)                             in respect of “ALEXANDRA I”, the time charter existing at the time of this Agreement made between Alexandra, as owner, and the Time Charterer as charterer; and

(c)                              in respect of “DIMITRIS C.”, the time charter dated 10 September 2003 (as supplemented and amended by addenda numbered 1 and 2 thereto) made between Orchid, as owner, and KLC, as charterer; and

(d)                             in respect of “ROBERTO C.”, the time charter dated 15 May 2003 (as supplemented and amended by addenda numbered 1 to 3 (inclusive) thereto made between Roberto, as owner, and HMM, as charterer; and

(e)                              in respect of “MARIA C.”, the time charter dated 9 June 2004 (as supplemented and amended by addenda number 1 thereto) made between Maria, as owner, and KLC, as charterer; and

(f)                                in respect of “ACHILLEAS”, the time charter dated 3 December 2004 made between Mercator, as owner, and Cargill, as charterer; and

(g)                             in respect of “SOFIA III”, the time charter dated 17 November 2004 made between Lito Navigation Inc. on behalf of Magellan, as owner, and Western Bulk, as charterer; and

(h)                             in respect of “APL HOLLAND”, the time charter dated 5 April 2002 (as supplemented and amended by addenda numbered 1 to 4 (inclusive) thereto) made between the Managers, on behalf of Lissos, as owner, and APL, as charterer, as transferred to Lissos, as owner, under addendum number 1 thereto dated 29 June 2001, the obligations of Lissos, as owner, being guaranteed by the Managers, and the obligations of APL, as charterer, being guaranteed by MOL.

“Total Loss” means:

(a)                                  an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)                                 the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)                                  the capture, seizure, arrest, detention or confiscation of a Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Vessel is released and returned to the possession of the relevant Borrower or the Bareboat Charterer within one month after the capture, seizure, arrest, detention or confiscation in question.

“Transaction” means a transaction entered into between the Lender and the Borrowers governed by the Master Agreement.

“Transfield” means Transfield Shipping Inc., a company incorporated under the laws of the Republic of Panama.

“Vessels” means the vessels referred to in Schedule 5, and everything now or in the future belonging to them on board and ashore, registered under the respective flags set out in Schedule 5 in the ownership of the respective Borrowers set out Schedule 5 and with the relevant approximate capacity information and year of build set out Schedule 5 and “Vessel” means any one of them.

1.2                              In this Agreement:

1.2.1                        words denoting the plural number include the singular and vice versa;

1.2.2                        words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3                        references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4                        references to this Agreement include the Recitals and the Schedules;

1.2.5                        the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6                        references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7                        references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8                        references to the Lender include its successors, transferees and assignees;

1.2.9                        a time of day (unless otherwise specified) is a reference to London time; and

1.2.10                  words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3                                 Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives prior to the date of this Agreement.

2                                         The Loan and its Purpose

2.1                                 Amount   Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers on a joint and several basis a term loan in an aggregate amount not exceeding the Maximum Loan Amount.

2.2                                 Purpose   The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.3                                 Monitoring   The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.

3                                         Conditions of Utilisation

3.1                                 Conditions precedent   The Borrowers are not entitled to have any Drawing advanced, or to enter into any Transactions, unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1, save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2                                 Further conditions precedent   The Lender will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1                        no Default is continuing or would result from the advance of that Drawing; and

3.2.2                        the representations made by the Borrowers under Clause 13 are true in all material respects.

3.3                                 Drawing limit   The Lender will only be obliged to make the Loan available in up to two Drawings and will only obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount nor result in more than seventy one per cent (71%) of the aggregate Market Value of all the Vessels to which that Drawing relates being advanced for those Vessels.

3.4                                 Conditions subsequent   The Borrowers undertake to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 1, save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5                                 No Waiver   If the Lender in its sole discretion agrees to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Lender, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than thirty (30) days after the relevant Drawdown Date.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clause 3.1.

3.6                                 Form and content   All documents and evidence delivered to the Lender under this Clause 3 shall:

3.6.1                        be in form and substance acceptable to the Lender; and

3.6.2                        if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

4                                         Advance

The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Lender a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

5                                         Repayment

5.1                                 Repayment of Loan   The Borrowers agree to repay the Loan to the Lender by sixteen (16) consecutive half-yearly instalments the first eight such instalments each in the sum of twelve million two hundred and fifty thousand Dollars ($12,250,000) and the next eight such instalments each in the sum of eight million five hundred thousand Dollars ($8,500,000) together with a balloon instalment of thirty four million Dollars ($34,000,000) payable together with the sixteenth and final instalment (the “Balloon”), the first instalment falling due on the date which is six calendar months after the last Drawdown Date and subsequent instalments falling due at consecutive intervals of six calendar months thereafter.

5.2                                 Reduction of Repayment Instalments   If the aggregate amount advanced to the Borrowers is less than the Maximum Loan Amount, the amount of each Repayment Instalment, including the Balloon, shall be reduced pro rata to the amount actually advanced.

5.3                                 Reborrowing   The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6                                         Prepayment

6.1                                 Illegality   If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1                        the Lender shall promptly notify the Borrowers of that event; and

6.1.2                        the Borrowers shall repay the Loan (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

Without prejudice to the liability of the Borrowers to prepay the Loan in accordance with this Clause 6.1, the Borrowers and the Lender shall negotiate in good faith with a view to agreeing the terms for making the Loan available from another jurisdiction, or funding the Loan from alternative sources, or otherwise restructuring the Loan on a basis which is not unlawful. If the said terms are not agreed within thirty (30) days then the negotiations shall forthwith terminate and the Borrowers shall immediately prepay the Loan in accordance with the foregoing provisions of this Clause 6.1.

6.2                                 Voluntary prepayment of Loan   The Borrowers may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000)) (or the equivalent converted at the Spot Rate of Exchange into the Relevant Currency in which the Loan, or the relevant part thereof, is then denominated) subject as follows:

6.2.1                        they give the Lender not less than thirty (30) Business Days’ (or such shorter period as the Lender may agree) prior notice;

6.2.2                        no prepayment may be made until after the Availability Termination Date; and

6.2.3                        any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1, including the Balloon, in the order of their maturity or in inverse order of their maturity, at the Borrowers’ option.

6.3                                 Mandatory prepayment on sale or Total Loss   If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or on the earlier of the date falling one hundred and twenty (120) days after the occurrence of the casualty giving rise to such Total Loss and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss make a prepayment of the Loan in an amount equivalent to the higher of:-

6.3.1                        the same proportion of the Loan then outstanding as the market value of that Vessel, determined in accordance with Clause 12.13, bears to the aggregate of:-

(a)                                   the market values of all the Vessels, determined in accordance with Clause 12.13; and

(b)                                    the value of any additional security for the time being provided under Clause 12.14 (such values to be determined in accordance with Clause 12.14); and

6.3.2                        the amount necessary to ensure continuing compliance with Clause 12.14.

Any such prepayment under this Clause 6.3 shall satisfy the obligations under Clause 5.1, including the Balloon, in inverse order of their maturity.

6.4                                 Restrictions   Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7                                         Interest

7.1                                 Interest Periods   The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three, six or twelve months’ duration, as selected by the Borrowers by written notice to the Lender not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Lender in its discretion.

7.2                                 Commencement of Interest Periods The first Interest Period applicable to a Drawing shall commence on the Drawdown Date for that Drawing and each subsequent Interest Period for that Drawing shall commence on the expiry of the preceding Interest Period; after the Drawdown Date for the second Drawing the Interest Periods for both Drawings shall be consolidated so that the Interest Period for the second Drawing shall start and terminate simultaneously with the Interest Period for the first Drawing.

7.3                                 Interest Periods to meet Repayment Dates   If an Interest Period would otherwise expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the relevant Repayment Instalment which shall expire on the next Repayment Date and the Interest Period determined shall apply only to the balance of the Loan.

7.4                                 Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5                                 Interest rate   During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the Margin and, (b) the Relevant Interest Rate and (c) the Mandatory Cost, if any.

7.6                                 Failure to select Interest Period   If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable after the expiry of the then current Interest Period shall be the rate determined by the Lender in accordance with Clause 7.5 for an Interest Period of such duration (not exceeding six months) as the Lender may select.

7.7                                 Accrual and payment of interest   Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Lender on the last day of each Interest Period and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

7.8                                     Default interest   If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable and if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Lender (acting reasonably).  Any interest accruing under this Clause 7.8 shall be immediately payable by that Borrower on demand by the Lender.  If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9                                 Changes in market circumstances   If at any time the Lender determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London Interbank Eurocurrency Market, adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period:

7.9.1                        the Lender shall give notice to the Borrowers of the occurrence of such event; and

7.9.2                        the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)                                  the Margin;

(b)                                 the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(c)                                  the Mandatory cost, if any,

PROVIDED THAT if the resulting rate of interest is not acceptable to the Borrowers:

7.9.3                        the Lender will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4                        any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on the parties to this Agreement; and

7.9.5                        if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrowers and the Lender fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the Loan, together with any Break Costs.

7.10                                                                           Relevant interest rate

7.10.1                  In the event that a Transaction is to be entered into under the Master Agreement then (subject to Clause 7.10.2 below) the Relevant Interest Rate for each and every Interest Period applicable to that part of the Loan the subject of the Transaction (commencing with the first Interest Period relating to such Transaction) shall be TELERATE.

7.10.2                  The Borrowers may elect for the Relevant Interest Rate for each and every Interest Period applicable to that part of the Loan the subject of a Transaction (commencing with the first Interest Period relating to such Transaction) to be RBS LIBOR rather than TELERATE provided that such election (which shall be irrevocable) is notified in writing by the Borrowers to the Lender not later than 11.00 a.m. (London time) two Business Days prior to the commencement of such first Interest Period (or such other period as the Lender, in its sole and absolute discretion, may agree).

7.11                          Determinations conclusive   The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8                                         The Master Agreement

8.1                                 Purpose  The Lender and the Borrowers have entered, and/or may during the Facility Period enter, into one or more Transactions pursuant to a Master Agreement, the terms and conditions of each of which are or will be specified in a Confirmation sent by the Lender to the Borrowers.

8.2                                 Additional Termination Event  If the Loan is for any reason not advanced to the Borrowers on or before the Availability Termination Date, and the Lender and the Borrowers have entered into any Hedging Transactions on or before the Availability Termination Date, for the purposes of the Master Agreement an Additional Termination Event (with the Lender as the Affected Party) shall be deemed to have occurred on the Availability Termination Date.

8.3                                 Adjustment of Notional Amounts  If the aggregate amount of the Loan actually advanced by the Lender to the Borrowers is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions entered into on or before the last Drawdown Date, the obligations of the Borrowers in respect of those Hedging Transactions shall, unless otherwise agreed by the Lender, be calculated and reduced, so far as the Lender considers it practicable to do so, by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of the Loan actually advanced, reduced on each Repayment Date by the amount of the Repayment Instalment due on that Repayment Date, adjusted if necessary in accordance with Clause 8.2.

8.4                                 Effect of prepayment  If the Borrowers, subject always to Clause 6, prepay part of the Loan (whether pursuant to Clause 6, Clause 12.14 or any other provision of this Agreement), and the amount of the Loan remaining outstanding after application of that prepayment is less than the Notional Amount (or the aggregate Notional Amounts) of the Hedging Transactions then in effect (reduced, if appropriate, in accordance with the Confirmations relating to those Hedging Transactions), the obligations of the Borrowers in respect of those Hedging Transactions shall, unless otherwise agreed by the Lender, be calculated, so far as the Lender considers it practicable to do so, by reference to a Notional Amount (or aggregate Notional Amounts) equal to the amount of the Loan remaining outstanding after application of the prepayment in question, reduced on each Repayment Date by the amount of the Repayment Instalment due on that Repayment Date after taking into account the application of the prepayment.

8.5                                 Authority  In order to give effect to Clauses 8.3 and 8.4, or in the event of voluntary or mandatory prepayment by the Borrowers of the whole of the Loan, the Borrowers irrevocably authorises the Lender to amend, restructure, unwind, cancel, net out, terminate, liquidate, transfer or assign any of the rights and/or obligations created pursuant to the Master Agreement in respect of those Hedging Transactions, and/or to enter into any other interest rate exchange and/or hedging transaction or commitment with the Borrowers or with any other counterparty approved by the Bank.

8.6                                 Termination of Transactions  If the exercise of the Lender’s rights under Clause 8.5 results in the termination of any Transaction, that Transaction shall, for the purposes of the Master Agreement (including, without limitation, section 6(e)(i) of the Master Agreement) be treated as a Terminated Transaction resulting from an Event of Default by the Borrowers.

8.7                                  Indemnity  The Borrowers will indemnify the Lender from time to time on demand in respect of all liabilities, losses, costs or expenses suffered, incurred or sustained by the Lender arising in any way in relation to the exercise by the Lender of its rights under this Clause 8, or arising in any way from any other termination, cancellation, unwinding or restructuring of any Transaction, together (in each case) with interest in accordance with Clause 7.8 from the date of the Bank’s demand until the date on which the Lender receives payment or reimbursement, before or after any relevant judgment.

8.8                                 Event of Default  After the occurrence of an Event of Default the Borrowers shall not be permitted to exercise their rights under this Clause 8 and shall indemnify the Lender in accordance with Clause 8.7.

9                                         Alternative currency options

9.1                                 Request to convert At the commencement of any Interest Period the Borrowers, by written notice to the Lender given not later than 10.00 a.m. (Piraeus time) three (3) Business Days before the commencement of such Interest Period, may request that, from time of commencement of such Interest Period, part of the Loan be converted from one Relevant Currency to another Relevant Currency as specified in such notice and at the Spot Rate of Exchange.

9.2                                 Restrictions to conversion Subject only to:-

9.2.1                 at all times thirty percent (30%) of the Loan being denominated in Dollars;

9.2.2                 the total Loan being denominated in not more than three Relevant Currencies, one of which must be Dollars, and

9.2.3                 any amount in any Approved Currency outstanding under the Loan being not less than ten percent (10%) of the total amount outstanding thereunder;

9.2.4                 no Event of Default then having occurred and being continuing the amount in respect of the Loan which the Borrowers have requested to be converted from one Relevant Currency to another Relevant Currency shall be converted by the Lender in accordance with the Borrowers’ request with effect from the commencement of the relevant Interest Period.

9.3                                 Notional repayment Each conversion under this Clause 9 shall made by the Borrowers being deemed to make a notional repayment of the relevant part of the Loan which is to be converted and the Lenders being deemed to make a new advance in the New Currency of such sum, after taking account of scheduled repayments due to be made in the Existing Currency under Clause 5 and any mandatory prepayment under Clauses 9.6 or 9.7.

The proceeds of each such new advance shall be deemed to be used to purchase the amount due in the Existing Currency which is necessary so that the Borrowers may make the deemed repayment of the part of the Loan which is being converted. However, the Borrowers shall remain indebted to the Lender for the advance made in the New Currency, which shall continue to form part of the Loan as more particularly described in Clause 9.8.

9.4                                 Notice If the Lender does not receive a notice in accordance with Clause 9.1 the relevant part of the Loan shall remain denominated in the Relevant Currency in which it was denominated during the then current Interest Period in respect thereof.

If the Borrowers have requested that any Currency Tranche should remain denominated in or be converted to an Approved Currency for the next Interest Period but the requirements of Clause 9.2 would not then be complied with, then such Currency Tranche shall be denominated in Dollars for the next Interest Period.

9.5                                 Borrowers’ obligations The Borrowers’ obligation shall be to make all payments in respect of principal of all parts of the Loan and interest thereon and other payments under this Agreement in the Relevant Currency in which the Loan or part thereof is for the time being denominated and at the Spot Rate of Exchange applicable at such time.

9.6                                 Mandatory prepayment If and so often as at any time the Lender determines that:

(a)                           the consolidated aggregate of the Currency Equivalent in Dollars of all of the Currency Tranches, PLUS

(b)                          the remaining part (if any) of the Loan in Dollars,

is more than 110% of the aggregate of:

(c)                                   the Dollar Reference Amount of the Loan at that time; and less

(d)                      the value of any additional security provided in accordance with this Clause 9.6;

then, subject only as hereinafter provided, a prepayment of the Loan shall be made on that Repayment Date of a sum sufficient to reduce the aggregate amounts referred to in this Clause 9.6 (a) and (b) to 100% of the aggregate amounts referred to in this Clause 9.6 (c) and (d). However, before such prepayment is made, at the Borrowers’ request the Lender shall give the Borrowers the opportunity, within five (5) Business Days after being requested to do so, to provide alternative additional security acceptable to the Lender (to which the provisions of Clauses 12.13 and 12.14 shall apply) so as to ensure that, after taking into account all such additional security, such 100% limit is not exceeded.

9.7                                 Conversion to Dollars If the whole of the Loan is converted into Dollars and the Loan is more than 100% of the Dollar Reference Amount of the Loan at that time then, at the date of such conversion, a prepayment of the Loan shall be made of a sum sufficient to reduce the amount of the Loan to 100% of the Dollar Reference Amount of the Loan at that time. If the Loan, when converted in full to Dollars, is less than 100% of the Dollar Reference Amount of the Loan at that time, then the Borrowers will not be permitted to re-borrow any part of the Loan.

9.8                                 Conversion as banking mechanism It is agreed that the conversion operations contemplated by Clause 9 constitute only a banking mechanism and that such operations shall not constitute or be construed as a novation or a repayment of all or any part of the Loan or the grant of new loans. The Borrowers agree that the security to be constituted by all the Security Documents shall secure both the initial amount of all parts of the Loan and all advances made by the Lender to effect such conversions.

Nothwithstanding and without prejudice to the validity of the foregoing, the Borrowers shall at the Lender’s request sign such amendments to any of the Security Documents as the Lender may reasonably require to preserve their validity.

9.9                                 Event of Default After the occurrence of an Event of Default the Borrowers shall not be permitted to exercise their rights under this Clause 9 and from the Interest Period following the occurrence of an Event of Default the Loan may be denominated only in Dollars if and when the Lender should so decide, in its sole discretion and at the expense of the Borrowers.

10                                  Indemnities

10.1                           Documentation expenses   The Borrowers will, within fourteen (14) days of the Lender’s written demand, pay the Lender the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Lender in connection with:

10.1.1                  the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced or any Transaction is made);

10.1.2                  any amendment, addendum or supplement to any Finance Document (whether or not completed); and

10.1.3                  any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document.

10.2                           Funding costs   The Borrowers shall indemnify the Lender on demand against all losses and costs incurred or sustained by the Lender if, for any reason, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Lender).

10.3                           Break Costs   The Borrowers shall indemnify the Lender on demand against all costs, losses, premiums or penalties incurred by the Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6, Clause 8, Clause 9 or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement and, in the case of any prepayment of any part of the Loan, includes payment to the Lender of an amount equal to the Margin on the amount of the Loan prepaid from the date of such prepayment until the end of the then current Interest Period (both dates inclusive).

10.4                           Currency indemnity   In the event of the Lender receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Lender’s written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender as a separate debt under this Agreement.

10.5                           Increased costs   If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

10.5.1                  the Lender (or the holding company of the Lender) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness; or

10.5.2                  the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness shall be changed; or

10.5.3                  any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender except to the extent included in the Mandatory Cost; or

10.5.4                  the manner in which the Lender allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

10.5.5                  there is imposed on the Lender (or on the holding company of the Lender) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to the Lender (or to the holding company of the Lender) of the Lender making or maintaining the Loan, or its obligations under the Master Agreement, or to cause the Lender to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement, and/or performing its obligations under this Agreement or the Master Agreement, the Lender shall notify the Borrowers and the Borrowers shall from time to time pay to the Lender on demand the amount which shall compensate the Lender (or the holding company of the Lender) for such additional cost or reduced return.  A certificate signed by an authorised signatory of the Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

10.6                           Events of Default   The Borrowers shall indemnify the Lender from time to time on demand against all losses, costs and liabilities incurred or sustained by the Lender as a consequence of any Event of Default.

10.7                           Enforcement costs   The Borrowers shall pay to the Lender on demand the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel (including, without limitation, any and all costs and expenses resulting from any oil pollution incident).

10.8                           Other costs   The Borrowers shall pay to the Lender on demand the amount of all sums which the Lender may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

10.9                           Taxes   The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject and shall indemnify the Lender on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

11                                  Fee

The Borrowers shall pay to the Lender a fee of two hundred and fifty thousand Dollars ($250,000) on the date of this Agreement.

12                                  Security and Application of Moneys

12.1                           Security Documents   As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

12.1.1                  first preferred or statutory mortgage over each of the Vessels, together with collateral deeds of covenants in the case of each statutory mortgage;

12.1.2                  first priority deeds of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of the Vessels from the Borrowers;

12.1.3                  a guarantee and indemnity from the Guarantor;

12.1.4                  a first priority deed of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts;

12.1.5                  a first priority deed of assignment of the Bareboat Charters; and

12.1.6                  undertakings from the Managers of each Vessel.

12.2                           Accounts  The Borrowers shall procure that the Managers shall open or maintain the Accounts with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.  Interest shall accrue on a daily basis on any balance from time to time on the Accounts at a rate of interest determined by the Lender in its discretion as the rate of interest payable to its customers on deposits in the same currency and of similar amount and maturity, and shall be credited to the appropriate Account.

12.3                           Earnings   The Borrowers shall procure that all Earnings and any Requisition Compensation for each Vessel are credited to the Earnings Account.

12.4                           Application of Earnings Account   The Borrowers shall procure that there is transferred from the Earnings Account, to the Lender:

12.4.1                  on each Repayment Date, the amount of the Repayment Instalment then due; and

12.4.2                  on each Interest Payment Date, the amount of interest then due,

and the Borrowers irrevocably authorise the Lender to make those transfers.

12.5                           Additional payments to Earnings Account  If for any reason the amount standing to the credit of the Earnings Account is insufficient to make any transfer to the Lender required by Clause 12.4, the Borrowers shall, without demand, procure that there is credited to the Lender, on the date on which the relevant amount would have been transferred from the Earnings Account an amount equal to the amount of the shortfall.

12.6                           Borrowers’ obligations not affected   If for any reason the amount standing to the credit of the Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

12.7                           Release of surplus   Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 12.4 may (unless a Default shall have occurred and be continuing) be released to or to the order of the Managers or the relevant Borrower.

12.8                           Restriction on withdrawal   During the Facility Period no sum may be withdrawn from the Earnings Account (except in accordance with this Clause 12) without the prior written consent of the Lender.

12.9                           Relocation of Accounts   At any time during the Facility Period the Lender may, without the consent of the Borrowers or the Managers, relocate the Accounts to any other branch of the Lender, without prejudice to the continued application of this Clause 12 and the rights of the Lender under the Finance Documents.

12.10                     Application after acceleration   From and after the giving of notice to the Borrowers by the Lender under Clause 15.2, the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Lender for application in accordance with Clause 12.11 and the Borrowers irrevocably authorise the Lender to make those transfers.

12.11                     General application of moneys   Each Borrower, subject to Clause 12.12, irrevocably authorises the Lender to apply all sums which the Lender may receive:

12.11.1            pursuant to a sale or other disposition of its Vessel or any right, title or interest in its Vessel; or

12.11.2            by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation of its Vessel; or

12.11.3            by way of transfer of any sum from any of the Accounts; or

12.11.4            otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in the following manner:

FIRST:   in or towards satisfaction of any amounts as are then accrued due and payable under the Finance Documents (or any of them) or are then due and payable by virtue of payment demanded under the Finance Documents (or any of them) in such order of application as the Lender shall think fit;

SECONDLY:  at the option of the Lender (i) in retention of an amount equal to any amounts which are not then accrued due and payable under the Finance Documents (or any of them) or are not then due and payable by virtue of payment demanded under the Finance Documents (or any of them) but which (in the sole and absolute opinion of the Lender) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Clause 12.11; and

THIRDLY:  the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

12.12                    Application of moneys on sale or Total Loss   Each Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive pursuant to a sale by that Borrower of its Vessel or a Total Loss of its Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3, but the Borrowers’ obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

12.13                      Vessel valuations If the Lender reasonably requires, at any time and from time to time (but not more often than once during each consecutive period of six (6) months during the Facility Period, and with the first such period commencing on the first Drawdown Date), or, in the case of a Default or Event of Default which is continuing, at any time and from time to time as the Lender may require in its discretion, the Vessels shall be valued in Dollars by taking the average of the valuations provided by two firms of shipbrokers chosen by the Borrowers from Howe Robinson; Simpson, Spence & Young; Arrow Sale & Purchase (UK) Limited; H. Clarkson & Co. Limited; Braemar Seascope; Galbraith’s Limited; or such other firm(s) of shipbrokers nominated by the Borrowers and approved by the Lender from time to time (or, if not nominated by the Borrowers within five (5) Business Days of the Lender’s first request in writing, nominated by the Lender in its discretion from time to time) such valuations shall be addressed to the Lender and made without physical inspection (unless otherwise required by the Lender), and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without taking into account any charterparty.  The fees of the firm of shipbrokers appointed to give such valuations and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrowers.

12.14                     Additional security   If at any time the aggregate of the market value of the Vessels (such market value to be conclusively determined in accordance with Clause 12.13) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 12.14 is less than one hundred and twenty per cent (120%) of the aggregate of (a) the consolidated aggregate of the Currency Equivalent in Dollars of all the Currency Tranches and (b) the remaining part of the Loan in Dollars and (c) the Notional Amount or actual cost (if any) of terminating a Confirmation or a Transaction and (d) the cost of any other Master Agreement Liabilities the Borrowers shall, within thirty (30) days of the Lender’s request, at the Borrowers’ option:

12.14.2                        pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

12.14.3                        give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

12.14.4                        prepay the amount of the Indebtedness which will ensure that the aggregate of the market value of the Vessels (determined as stated above) and the value of any such additional security is not less than one hundred and twenty per cent (120%) of the aggregate of (a) the consolidated aggregate of the Currency Equivalent in Dollars of all the Currency Tranches and (b) the remaining part of the Loan in Dollars and (c) the Notional Amount or actual cost (if any) of terminating a Confirmation or a Transaction and (d) the cost of any other Master Agreement Liabilities.

Clauses 5.3 and 6.4 shall apply, mutatis mutandis, to any prepayment made under this Clause 12.14 and any prepayment under this Clause 12.14 shall satisfy the obligations under Clause 5.1, including the Balloon, in inverse order of their maturity, and the value of any additional security provided shall be determined as stated above.

13                                  Representations

13.1                           Representations   The Borrowers make the representations and warranties set out in this Clause 13.1 to the Lender on the date of this Agreement.

13.1.1                  Status   Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

13.1.2                  Binding obligations   The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

13.1.3                  Non-conflict with other obligations   The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)                                  any law or regulation applicable to that Security Party;

(b)                                 the constitutional documents of that Security Party; or

(c)                                  any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrowers are acting for their own account.

13.1.4                  Power and authority   Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

13.1.5                  Validity and admissibility in evidence   All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)                                  to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Finance Documents; and

(b)                                 to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1.

13.1.6                  Governing law and enforcement   The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

13.1.7                  Deduction of Tax   No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

13.1.8                  No filing or stamp taxes   Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance

Documents (other than the Security Documents) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

13.1.9                  No default   No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing and/or the entering into of any Transactions.

13.1.10            No misleading information   Any factual information provided by any Security Party to the Lender was true and accurate in all material respects as at the date is was provided.

13.1.11            Pari passu ranking   The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.1.12            No proceedings pending or threatened   No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers’ knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

13.1.13            Disclosure of material facts   The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan and/or hedging facilities of the nature contemplated by this Agreement available to the Borrowers.

13.1.14            No established place of business in the UK or US   No Security Party has an established place of business in the United Kingdom or the United States of America.

13.1.15            Completeness of Relevant Documents   The copies of any Relevant Documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 3 are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

13.2                           Repetition   Each representation and warranty in Clause 13.1 is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

14                                  Undertakings and Covenants

The undertakings and covenants in this Clause 14 remain in force for the duration of the Facility Period.

14.1                           Information Undertakings

14.1.1                  Financial statements   The Borrowers shall supply to the Lender, and shall procure that the Managers and the Guarantor supply to the Lender, as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of their financial years, each Borrower’s and the Managers’ and the Guarantor’s annual audited financial statements and the Group Statements for that financial year, commencing with the financial statements and Group Statements for 2003.

14.1.2                  Requirements as to financial statements   Each set of financial statements delivered under Clause 14.1.1 shall be prepared using:

(a)                                  generally accepted accounting principles, in the case of the Borrowers, the Managers and the Guarantor; and

(b)                                 Applicable Accounting Principles, in the case of the Group Statements.

14.1.3                  Information: miscellaneous   The Borrowers shall supply to the Lender:

(a)                                  such management information as may be reasonably required by the Lender;

(b)                                 all documents dispatched by any Borrower:-

(i)                                   to its creditors generally; and

(ii)                                if there is no Event of Default, to its shareholders (or any class of them) which that Borrower is required to despatch at law; and

(iii)                             if there is an Event of Default which is continuing, all documents dispatched by that Borrower to its shareholders (or any class of them);

in each case at the same time as they are dispatched;

(c)                                  promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(d)                                 promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request including, without limitation, cash flow analyses and details of the operating costs of any Vessel.

14.1.4                  Notification of default

(a)                                  The Borrowers shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

14.1.5                  “Know your customer” checks   If:

(a)                                  the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                                 any change in the status of a Borrower after the date of this Agreement; or

(c)                                  a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

14.2                           Financial covenants

14.2.1                   Undertaking  The Borrowers undertake that throughout the Facility Period:

(a)                                     they will procure that the Guarantor will own 100% of all the share capital of all the Borrowers;

(b)                                    the amount of total Net Worth will not be less than $250,000,000;

(c)                                     the ratio of Fixed Assets to Net Consolidated Indebtedness will not be less than 1.45:1;

(d)                                    the ratio of Outstanding Bank Debt to Vessel Values will not be more than 0.75:1; and

(e)                                     Net Worth will always exceed 30% of Total Assets.

14.2.2                   Limitations on Incurrence of Financial Indebtedness The Borrowers will procure that, during the Facility Period, the Guarantor will not, and will not permit any Subsidiary to, (i) incur additional Financial Indebtedness or (ii) declare or pay any dividend or other distribution to shareholders unless immediately after giving effect thereto:

(a)                                   the Liquid Funds of the Group would not be less than $30,000,000; and

(b)                                  the ratio of EBITDA to Net Interest Expenses would be at least 2.5:1 on a Pro Forma Basis for the period immediately preceding the date thereof for which Group Statements are available.

14.2.3                   Definitions The calculation of ratios and percentages in Clauses 14.2.1 and 14.2.2 shall be determined on the basis of the latest Group Statements, but so that:

(a)                                  “Bank Credit Agreement” means any bank credit agreement or similar facility entered into at any time by a member of the Group.

(b)                                 “Consolidated Indebtedness” means, in respect of the relevant period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group);

(c)                                  “Current Assets” means, in respect of the relevant period, the aggregate amount of cash and cash equivalents, receivables due to any member of the Group by a person who is not a member of the Group with a maturity of less than one year and inventories;

(d)                                 “EBITDA” means, in respect of the relevant period, the aggregate amount of consolidated pre-tax profits of the Group extraordinary or exceptional items, depreciation, interest, rentals under finance leases and similar charges payable;

(e)                                  “Financial Indebtedness” means, in relation to any member of the Group, a liability of the debtor:

(i)                                      for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(ii)                                   under any loan, bond, note or other debt security issued by the debtor;

(iii)                                under any acceptance credit, guarantee or letter of credit facility made available to the debtor other than in the ordinary course of business;

(iv)                            under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(v)                               under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; and

(vi)                            under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (i) to (v) if the references to the debtor referred to the other person (unless such other person is a member of the Group and the said liability of that other person was incurred in conformity with this Clause 14.2.3);

(f)                                           “Fixed Assets” means, in respect of the relevant period, the aggregate of the Vessel Values and the value on a consolidated basis of all other fixed assets of the Group (less depreciation computed in accordance with the Applicable Accounting Principles);

(g)                                “Liquid Funds” means, in respect of the relevant period, the aggregate of:

(i)                                      cash in hand or held with banks or other financial institutions which is free of any Security Interest (other than a Security Interest created under a Bank Credit Agreement); and

(ii)                                any other short-term financial investments which is free of any Security Interest (other than a Security Interest created under a Bank Credit Agreement);

(h)                                  “Net Consolidated Indebtedness” means, in respect of the relevant period, Consolidated Indebtedness less Liquid Funds;

(i)                                      “Net Interest Expenses” means, in respect of the relevant period:

(i)                                      the aggregate on a consolidated basis of:

(A)                                all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group); and

(B)                                  any net amounts payable under interest rate hedge agreements

LESS

(ii)                                  the aggregate of:

(A)                                interest receivable by any member of the Group on Liquid Funds; and

(B)                                  any net amounts receivable under interest rate hedge agreements, in each case accrued (and whether or not actually paid) during such period;

(j)                                      “Net Worth” means, in respect of the relevant period, the Total Shareholders Equity as defined by the Applicable Accounting Principles.

(k)                                   “Outstanding Bank Debt” means, in respect of the relevant period, the aggregate amount of principal due under the Bank Credit Agreements less cash held with banks or other financial institutions and any other short-term investments over which, in each case, a Bank Credit Agreement has created a Security Interest;

(l)                                      “Pro Forma Basis” means, for the purposes of Clause 14.2.2(b), giving pro forma effect to:

(i)                                      any acquisition or sale of a person, business or asset and any related incurrence, repayment or refinancing of a Financial Indebtedness or other related transactions, which would otherwise be accounted for under the Applicable Accounting Principles; or

(ii)                                any incurrence, repayment or refinancing of any Financial Indebtedness and the application of the proceeds therefrom.

As if the same was realised on the first day of the immediately preceding period for which Financial Statements are available, in accordance with the Applicable Accounting Principles.

For the purposes of this definition:

(A)                              in the case of the acquisition of a Vessel by a member of the Group pursuant to a memorandum of agreement (or similar agreement) or the delivery of a Vessel to a member of the Group pursuant to a shipbuilding contract during the relevant period, if historical earnings (losses) of such Vessel are not available to the Guarantor, the Guarantor shall give pro forma effect to the earnings (losses) of such Vessel as if such Vessel was acquired on the first day of the immediately preceding period for which Group

Statements are available by basing such earnings (losses) on:

(1)                                  the revenues to be earned from any binding charter, lease or like arrangement which will be applicable to any such Vessel less a good faith estimate of the operating costs of such Vessel (including, without limitation, management fees); or

(2)                                  with respect of any such Vessel not subject to such arrangement, the earnings (losses) for the applicable period of the most comparable Vessel of any member of the Group (as determined in the reasonable judgment of a responsible financial officer of the Guarantor) or, in the absence of a comparable Vessel, based on industry average earning (losses) for comparable vessels (as determined in the reasonable judgment of a responsible financial officer of the Guarantor); and

(B)                                 in the case of an acquisition of a person, business or asset, the Guarantor shall give pro forma effect to the amount of income or earnings relating thereto, and the amount of Net Interest Expenses associated with any Financial Indebtedness issued in connection therewith (as determined in the reasonable judgment of a responsible financial office of the Guarantor);

(m)                                “Security Interest” means:

(i)                                      a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(ii)                                   the rights of the plaintiff under an action in rem in which the asset concerned has been arrested or a writ has been issued or similar step taken; and

(iii)                                any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had it held a security interest over an asset of A; but this paragraph (iii) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

(n)                                  “Total Assets” means the aggregate of Current Assets and Fixed Assets;

(o)                                  “Vessel” and “Vessels” means for the purposes of this Clause 14.2 the vessels owned by and registered (or to be owned by and registered) in the name of the Guarantor or any of the Subsidiaries or operated by the Guarantor or any of the Subsidiaries pursuant to a lease or other operating agreement constituting a capital lease obligation, in each case with all related equipment and any additions or improvements; and

(p)                                  “Vessel Values” means, in respect of the relevant period, the aggregate book value of the Vessels determined in accordance with the Applicable Accounting Principals.

14.2.4                   Currency  For the purposes of this Clause 14.2 any amount expressed in a currency other than Dollars shall (unless the Lender otherwise agrees) be converted into Dollars in accordance with the Applicable Accounting Principles.

14.2.5                   Covenant Compliance Certificate  The Borrowers will provide the Lender with a Covenant Compliance Certificate in respect of compliance by the Borrowers of Clauses 14.2.1 and 14.2.2 at such times as the Lender may reasonably require, in its discretion but at least once during each calendar year.

14.3                           General undertakings

14.3.1                   Authorisations   The Borrowers shall promptly:

14.3.1.1obtain, comply with and do all that is necessary to maintain in full force and effect; and

14.3.1.2supply certified copies to the Lender of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

14.3.2                  Compliance with laws   Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

14.3.3                  Conduct of business   Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

14.3.4                  Evidence of good standing   The Borrowers will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

14.3.5                  Negative pledge and no disposals   No Borrower shall without the prior written consent of the Lender create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

14.3.6                  Merger   No Borrower shall without the prior written consent of the Lender enter into any amalgamation, demerger, merger or corporate reconstruction.

14.3.7                  Change of business   No Borrower shall without the prior written consent of the Lender make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

14.3.8                  No change in ownership or control No Borrower shall permit any change in its beneficial ownership or control from that advised to the Lender at the date of this Agreement and shall procure that all the capital stock of the Borrowers is owned directly or indirectly by the Guarantor and that the present shareholders of the Guarantor shall maintain at all times beneficial ownership or control, directly or indirectly, of at least sixty per centum (60%) of each Borrower’s capital stock.

14.3.9                  No other business   No Borrower shall without the prior written consent of the Lender engage in any business other than the ownership, operation, chartering and management of its Vessel.

14.3.10            No place of business in UK or US   No Borrower shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

14.3.11            No borrowings   No Borrower shall without the prior written consent of the Lender borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

14.3.12            No substantial liabilities   Except in the ordinary course of business, no Borrower shall without the prior written consent of the Lender incur any liability to any third party which is in the Lender’s opinion of a substantial nature.

14.3.13            No loans or other financial commitments   No Borrower shall without the prior written consent of the Lender make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

14.3.14            Inspection of records   Each Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

14.3.15            No change in Relevant Documents   The Borrowers shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

14.3.16            No dealings with Master Agreement   No Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Lender.

14.3.17            No purchase of vessel  No Borrower shall purchase any vessel or any shares in a vessel and the Borrowers shall keep the Lender fully informed of any actual or proposed purchase by any company (other than the Borrowers) within the same beneficial ownership and control as the Borrowers at the earliest opportunity and, in the any event, at regular intervals of not more than three (3) months during the Facility Period, with the first such period of three months commencing on the first Drawdown Date.

15                                  Events of Default

15.1                           Events of Default   Each of the events or circumstances set out in this Clause 15.1 is an Event of Default.

15.1.1                  Non-payment   The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable.

No Event of Default under this Clause 15.1.1 will occur if non payment is caused by technical and/or administrative error and the payment is received within three (3) days of the due date of such payment at the place and in the currency in which it is expressed to be payable.

15.1.2                  Other obligations   A Security Party or any other person (except the Lender) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 14.1.1).

No Event of Default under this Clause 15.1.2 will occur if the failure to comply is capable of remedy and is remedied within five (5) Business

Days of the Lender giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

15.1.3                  Misrepresentation   Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

No Event of Default under this Clause 15.1.3 will occur in respect of any innocent misrepresentation which, if capable of remedy, is remedied within ten (10) Business Days of its occurrence, unless such innocent misrepresentation takes place on a Drawdown Date.

15.1.4                  Cross default   Any Financial Indebtedness of a Security Party:

(a)                                  is not paid when due or within any originally applicable grace period; or

(b)                                 is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)                                  is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

No Event of Default will occur under (a), (b) or (c) of this Clause 15.1.4 in respect of any Financial Indebtedness of the Guarantor which at any time is for an amount, in aggregate, less than ten million Dollars ($10,000,000).

15.1.5                  Insolvency  A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness or becomes otherwise insolvent.

15.1.6                  Insolvency proceedings   Any corporate action, legal proceedings or other procedure or step is taken for:

(a)                                  the winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)                                 the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(c)                                  enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

15.1.7                  Creditors’ process   Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

No Event of Default will occur under this Clause 15.1.7 if the expropriation, attachment, sequestration, distress or execution affects any asset of the Guarantor, and the aggregate amount in respect thereof is, in the opinion of the Lender, for a value which is less than ten million Dollars ($10,000,000).

15.1.8                  Change in ownership or control of a Borrower   There is any change in the beneficial ownership or control of a Borrower from that advised to the Lender by the Borrowers at the date of this Agreement.

15.1.9                  Repudiation   A Security Party or any other person repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

15.1.10    Impossibility or illegality   Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by the Lender or a Security Party.

15.1.11    Conditions subsequent   Any of the conditions referred to in Clause 3.4 is not satisfied within the time reasonably required by the Lender.

15.1.12    Revocation or modification of authorisation   Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except the Lender) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

15.1.13    Curtailment of business   A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

15.1.14    Reduction of capital   A Security Party reduces its authorised or issued or subscribed capital.

15.1.15    Loss of Vessel   A Vessel suffers a Total Loss and payment of all insurance proceeds in respect of the Total Loss is not made in full to the Lender in accordance with Clause 6.3.

15.1.16    Challenge to registration   The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

No Event of Default under this Clause 15.1.16 will occur if any contesting of the Vessel or Mortgage ceases within ten (10) Business Days of its commencement or the voidability, or liability to cancellation or termination of the Mortgage is remedied within ten (10) Business Days of the date that such voidability or liability to cancellation or termination arose or if the registration of a Vessel or Mortgage becomes void and the relevant Borrower and the Lender have effected the re-registration of the Vessel and its Mortgage under another register acceptable to the Lender in its discretion  and the Borrowers have provided the Lender with such equivalent additional documents and evidence mutatis mutandis to those specified at Part I, 1(a) to (h) inclusive, and Part I, 2 (a) to (f) (inclusive), (g), (h), (j) and 3 (a)  of Schedule 2 as the Lender may require in its discretion.

15.1.17            War   The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

No Event of Default under this Clause 15.1.17 will occur if the country of registration of a Vessel ceases to be at war (whether or not declared) or civil war or ceases to be occupied by another power within ten (10) Business Days of the occurrence of the event in question, or the Borrower in question has within ten (10) Business Days of the occurrence of the event in question reflagged the Vessel with another country of registration acceptable to the Lender in its discretion and the Borrowers have provided the Lender with a new mortgage and assignment for the Vessel (substantially in the form and substance to the Mortgage and Assignment for the Vessel) and with such equivalent additional documents and evidence to that specified at Part I, 1(a) to (h) inclusive, and Part I, 2 (a) to (f) (inclusive), (h), (j) and 3 (a) of Schedule 2 as the Lender may require in its discretion.

15.1.18            Master Agreement termination   A notice is given by the Lender under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

15.1.19                  Notice of termination   The Guarantor gives notice to the Lender to determine its obligations under the Guarantee.

15.1.20            Material adverse change   Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

15.2                           Acceleration   If an Event of Default is continuing the Lender may by notice to the Borrowers:

15.2.1                  declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

15.2.2                  declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

16                                  Assignment and Sub-Participation

16.1                           Lender’s rights   The Lender may with the prior consent of the Borrowers, such consent not to be unreasonably withheld, assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of the Lender or any other member of the RBS Group or to any other bank or financial institution, and may grant sub-participations in all or any part of the Loan.

16.2                           Borrowers’ co-operation   The Borrowers will co-operate fully with the Lender or any other member of the RBS Group in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Lender or any other member of the RBS Group may require in that connection; and irrevocably authorise the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which the Lender may in its discretion consider necessary or desirable.

16.3                           Rights of assignee or transferee   Any assignee or transferee of the Lender shall (unless limited by the express terms of the assignment or novation) take the full benefit of every provision of the Finance Documents benefitting the Lender.

16.4                           No assignment or transfer by the Borrowers   No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

17                                  Set-Off

17.1                           Set-off The Borrowers irrevocably authorise the Lender at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrowers to the Lender (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on either of the Accounts (whether current or otherwise and whether or not subject to notice) with any branch of the Lender and/or the RBS Group in or towards satisfaction of the Indebtedness and, in the name of the Lender and/or any other member of the RBS Group or the Borrowers, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17.2                           Lien  The Lender shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Borrowers (or of the Lender or any other member of the RBS Group as agent or nominee of the Borrowers) from time to time held by the Lender or any other member of the RBS Group, whether for safe custody or otherwise.

17.3                           Master Agreement rights   The rights conferred on the Lender by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement.  The Borrowers acknowledge that the Lender shall be under no obligation to make any payment to the Borrowers under the Master Agreement if, at the time that payment becomes due, an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement) shall have occurred.

18                                  Payments

18.1                           Payments   Each amount payable by a Borrower under a Finance Document shall be paid to such account at such bank as the Lender may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.  Payment shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

18.2                           No deductions or withholdings   Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 18.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

18.3                           Grossing-up   If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Lender and, simultaneously with that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the Lender receives a net sum equal to the sum which the Lender would have received had no deduction or withholding been made.

18.4                           Evidence of deductions   If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the

Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

18.5                           Adjustment of due dates   If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

18.6                           Control Account   The Lender shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement.  The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 18.6 and those entries will, in the absence of manifest error, be conclusive and binding.

19                                  Notices

19.1                           Communications in writing   Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2                           Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

19.2.1                  in the case of the Borrowers, c/o Danaos Shipping Co. Ltd., currently of Akti Kondyli 14, 185 45 Piraeus, Greece (fax no:+30 210 422 0855) marked for the attention of: Legal Department; and

19.2.2                  in the case of the Lender, to its address at the head of this Agreement (fax no: +30 210 459 6650) marked for the attention of: Shipping Finance Department;

or any substitute address, fax number, department or officer as either party may notify to the other by not less than five (5) Business Days’ notice.

19.3                           Delivery   Any communication or document made or delivered by one party to this Agreement to the other under or in connection this Agreement will only be effective:

19.3.1                  if by way of fax, when received in legible form; or

19.3.2                  if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

19.3.3                  if by way of personal delivery, at the time of delivery at the relevant address;

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender.

19.4                           English language   Any notice given under or in connection with this Agreement must be in English.  All other documents provided under or in connection with this Agreement must be:

19.4.1                  in English; or

19.4.2                  if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20                                  Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21                                  Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22                                  Joint and several liability

22.1                           Nature of liability   The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

22.1.1                  any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

22.1.2                  any amendment, variation, novation or replacement of any other Finance Document;

22.1.3                  any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

22.1.4                  the winding-up or dissolution of any other Borrower or any other Security Party;

22.1.5                  the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

22.1.6                  any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

22.2                           No rights as surety   Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement, or any of the other Security Documents, on account of the Indebtedness or by virtue of any enforcement by the Lender of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

22.2.1                  exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Lender or any other person; or

22.2.2                  exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

22.2.3                  exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

22.2.4                  receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

22.2.5                  unless so directed by the Lender (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with the Lender and each Borrower shall hold in trust for the Lender and forthwith pay or transfer (as appropriate) to the Lender any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

23                                  Miscellaneous

23.1                           No oral variations   No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of the Lender.

23.2                           Further Assurance   If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Lender are considered by the Lender for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness.

23.3                           Rescission of payments etc.   Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

23.4                           Certificates   Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

23.5                           Counterparts   This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

23.6                           Contracts (Rights of Third Parties) Act 1999   A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

24                                  Law and Jurisdiction

24.1                           Governing law   This Agreement shall in all respects be governed by and interpreted in accordance with English law.

24.2                           Jurisdiction   For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

24.3                           Alternative jurisdictions   Nothing contained in this Clause 24 shall limit the right of the Lender to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

24.4                           Waiver of objections   Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 24, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

24.5                           Service of process   Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

24.5.1                  irrevocably appoints Danaos Management Consultants of 4, Staple Inn, Holborn, London WC1V 7QV, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

24.5.2                  agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: Conditions Precedent and Subsequent

Part I: Conditions precedent

1                                         Security Parties

(a)                                  Constitutional Documents   Copies of the constitutional documents of each Security Party together with such other evidence as the Lender may reasonably require that each Security Party is duly incorporated in its country of  incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)                                 Certificates of good standing   A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)                                  Board resolutions   A copy of a resolution of the board of directors of each Security Party:

(i)                                     approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)                                  authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)                                 Specimen signatures   A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(e)                                  Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)                                    Officer’s certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(g)                                 Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)                                 Powers of attorney   The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2                                         Security and related documents

(a)                                  Vessel documents   Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)                                     the Bareboat Charter and Time Charter, if applicable, for the Vessel, or any other contract of employment for the Vessel which will be in force on the Drawdown Date and, in the case of the Drawing relating to “APL HOLLAND”, evidence that the Time Charter provides for a daily net employment rate of $25,500 until July 2006;

(ii)                                  the Management Agreement;

(iii)                               the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(iv)                              the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(v)                                 the Vessel’s current SMC;

(vi)                              the ISM Company’s current DOC;

(vii)                           the Vessel’s current ISSC;

(viii)                        the Vessel’s current Tonnage Certificate;

(ix)                                the Borrower’s current Carrier Initiative Agreement with the United States’ Customs Service;

(x)                                   evidence, acceptable to the Lender in its discretion, of the Vessel’s light displacement tonnage;

in each case together with all addenda, amendments or supplements.

(b)                                 Evidence of Borrower’s title   Evidence that on the Drawdown Date (i) the Vessel is permanently registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) its Mortgage will be capable of being registered against the Vessel with first priority and that arrangements for refinancing the existing indebtedness referred to in Recital (B) have been made.

(c)                                  Evidence of insurance  Evidence that the Vessel is, or will from the Drawdown Date, be insured in the manner required by the relevant Security Documents (Hellenic Hull/Corvette cover not being acceptable) and that letters of undertaking will be issued in the manner required by the relevant Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender (the fees of any such insurance advised to be borne by the Borrower on the Lender’s first demand in writing).

(d)                                 Confirmation of class A certificate of confirmation of class for hull and machinery confirming that the Vessel is classed +100 A1 + LMC with Lloyds Register of Shipping being the highest class applicable to vessels of her type with Lloyd’s Register of Shipping or the equivalent with another classification society acceptable to the Lender in its discretion, and free of all recommendations and qualifications (except to the extent agreed by the Lender in writing).

(e)                                  Survey report   A report by a surveyor instructed by the Lender to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Lender.

(f)                                    Valuation   A valuation of the Vessel addressed to the Lender from an independent ship broker acceptable to the Lender certifying a value for each Vessel, assessed in such manner as the Lender may require, acceptable to the Lender, and for a minimum aggregate amount for all the Vessels of not less than $288,300,000.

(g)                                 Security Documents   The Mortgage and the Assignments in respect of the Vessel, the Guarantee, the Accounts Charge, the Manager’s Undertaking and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)                                 Mandates   Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Lender may require.

(i)                                     No disputes   The written confirmation of the Borrowers that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(j)                                     Other Relevant Documents   Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 1.

(k)                                  Mortgagees’ Insurances  Evidence of the Lender being covered under the Mortgagees’ Insurances for an amount of not less than one hundred and twenty per centum (120%) of the Loan and at the expense of the Borrowers and to be borne by the Borrowers at the Lender’s first demand in writing.

3                                         Legal opinions

(a)                                  If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4                                         Other documents and evidence

(a)                                  Drawdown Notice   A duly completed Drawdown Notice.

(b)                                 Process agent   Evidence that any process agent referred to in Clause 24.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)                                  Other authorisations   A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)                                 Financial statements   Copies of the Original Financial Statements of each Borrower and the Group Statements.

(e)                                  Fees   Evidence that the fees, costs and expenses then due from the Borrowers under Clause 10 (Indemnities) and Clause 11 (Fee) have been paid or will be paid by the relevant Drawdown Date.

(f)                                    “Know your customer” documents   Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent

1                                          Evidence of Borrower’s title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in the definition “Vessel” contained in Clause 1.1 confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2                                          Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

3                                          Acknowledgements of notices   Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule 1.

4                                          Legal opinions   Such of the legal opinions specified in Part I of this Schedule 1 as have not already been provided to the Lender.

5                                          Master’s receipt   If applicable, the master’s receipt for the Mortgage.

6                                          Companies Act registrations  Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 2 have been delivered to the Registrar of Companies of Singapore within the statutory time limit.

7                                          “Know your customer” documents   Such further documentation and other evidence as is reasonably requested by the Lender during the Facility Period in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

SCHEDULE 2: Calculation of Mandatory Cost

1                                          The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                                          On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below.

3                                          The Additional Cost Rate for the Lender if lending from an office in the euro-zone will be the percentage notified by the Lender to the Borrowers to be its reasonable determination of the cost (expressed as a percentage of the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of making the Loan from that office.

4                                          The Additional Cost Rate for the Lender if lending from an office in the United Kingdom will be calculated by the Lender as follows:

(a)                                  where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum
100 - (B + S)

(b)                                 where the Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum
300

where:

B                                        is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y                                        is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in of Clause 7.8) payable for the relevant Interest Period on the Loan;

S                                         is the percentage (if any) of eligible liabilities which the Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z                                        is the interest rate per annum payable by the Bank of England to the Lender on special deposits; and

F                                         is the charge payable by the Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of the Lender.

5                                          For the purpose of this Schedule:

(a)                                  “eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England;

(b)                                 “fee base” has the meaning given to it in the Fees Regulations;

(c)                                  “Fees Regulations” means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6                                          In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15.  Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7                                          If a change in circumstances has rendered, or will render, the formula inappropriate, the Lender shall notify the Borrowers of the manner in which the Mandatory Cost will subsequently be calculated.  The manner of calculation so notified by the Lender shall, in the absence of manifest error, be binding on the Borrowers.

SCHEDULE 3: Form of Drawdown Notice

To:                              THE ROYAL BANK OF SCOTLAND plc

From:                  ORTELIUS MARITIME INC.

SEDERBERG MARITIME INC.

WINTERBERG MARITIME INC.

HELDERBERG MARITIME INC.

CONSTANTIA MARITIME INC.

ALEXANDRA NAVIGATION INC.

ORCHID NAVIGATION CORPORATION

ROBERTO C. MARITIME INC.

MARIA C. MARITIME INC.

MERCATOR SHIPPING INC.

MAGELLAN MARINE INC.

LISSOS SHIPPING (PRIVATE) LTD.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated                      2005  made between ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance a Drawing in the sum of [                                                    ] to us on                                         2005, which is a Business Day, by paying the amount of the Drawing in respect of the Vessel[s] named [                               ] to the Earnings Account.

We warrant that the representations and warranties contained in Clause 13.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2005, that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period.]

Yours faithfully

For and on behalf of

ORTELIUS MARITIME INC.

SEDERBERG MARITIME INC.

WINTERBERG MARITIME INC.

HELDERBERG MARITIME INC.

CONSTANTIA MARITIME INC.

ALEXANDRA NAVIGATION INC.

ORCHID NAVIGATION CORPORATION

ROBERTO C. MARITIME INC.

MARIA C. MARITIME INC.

MERCATOR SHIPPING INC.

MAGELLAN MARINE INC.

LISSOS SHIPPING (PRIVATE) LTD.

SCHEDULE 4: Form of Covenant Compliance Certificate

COVENANT COMPLIANCE CERTIFICATE

To:                              THE ROYAL BANK OF SCOTLAND plc

This covenant compliance certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated  the “Loan Agreement”) dated                                 2005 , on the terms and subject to the conditions of which a secured loan facility of up to $200,000,000 was made available to ORTELIUS MARITIME INC., SEDERBERG MARITIME INC., WINTERBERG MARITIME INC., HELDERBERG MARITIME INC., CONSTANTIA MARITIME INC., ALEXANDRA NAVIGATION INC., ORCHID NAVIGATION CORPORATION, ROBERTO C. MARITIME INC., MARIA C. MARITIME INC., MERCATOR SHIPPING INC., MAGELLAN MARINE INC. and LISSOS SHIPPING (PRIVATE) LTD. on a joint and several basis, by the Lender.

We give this Covenant Compliance Certificate as required under Clause 14.2 of the Agreement. Terms used in this Covenant Compliance Certificate have the meanings given to them in the Agreement.

The covenant calculations below are made on the basis of the Group Statements, as of, and in respect of the 12 months period ending on [     ]

Agreement                                   Covenant determination / Minimum Compliance                             Actual as of [    ]

Clause

14.2.1	Net Worth > $250,000,000

14.2.1	Fixed Assets to Net Consolidated Indebtedness > 1.45:1

14.2.1	Outstanding Bank Debt to Vessel Values < 0.75:1

14.2.1	Net Worth to Total Assets > 1.30:1

14.2.2	Liquid Funds > 30,000,000

14.2.2	EBITDA to Net Interest Expenses > 2.5:1

It is hereby certified, by the undersigned, that there are no known, Events of Default or Potential Events of Default as of this date. Furthermore, it is hereby certified that the above representations and undertakings contained in the Agreement are true and correct and fulfilled at the time hereof with reference to the facts now subsisting.

Yours faithfully,	Yours faithfully,

for and on behalf of	for and on behalf of
ORTELIUS MARITIME INC.	DANAOS HOLDINGS LIMITED
SEDERBERG MARITIME INC.
WINTERBERG MARITIME INC.
HELDERBERG MARITIME INC.
CONSTANTIA MARITIME INC.
ALEXANDRA NAVIGATION INC.
ORCHID NAVIGATION CORPORATION
ROBERTO C. MARITIME INC.
MARIA C. MARITIME INC.
MERCATOR SHIPPING INC.
MAGELLAN MARINE INC.
LISSOS SHIPPING (PRIVATE) LTD.

Date:	Date:

Enclosure: Financial Statements as per [ ]

SCHEDULE 5: List of Vessels and Vessel information

Name of Vessel	Type of Vessel	Borrower	Flag	Dwt	Lwt	TEU	Year built
				(approx)	(approx)	(approx)
“FIVOS”	Bulk Carrier	Ortelius	Panama	69,659	9,661	N/A	1994
“S.A. SEDERBERG”	Container	Sederberg	Bahamas	48,878	22,970	3,101	1978
“S.A. WINTERBERG”	Container	Winterberg	Bahamas	48,878	22,913	3,101	1978
“S.A. HELDERBERG”	Container	Helderberg	Bahamas	48,878	22,970	3,101	1977
“MAERSK CONSTANTIA”	Container	Constantia	Bahamas	48,878	22,905	3,101	1979
“ALEXANDRA I”	Bulk Carrier	Alexandra	Panama	69,000	9,759	N/A	1994
“DIMITRIS C”	Bulk Carrier	Orchid	Panama	43,815	8,737	N/A	1994
“ROBERTO C”	Bulk Carrier	Roberto	Panama	45,210	7,634	N/A	1994
“MARIA C”	Bulk Carrier	Maria	Panama	45,000	7,639	N/A	1994
“ACHILLEAS”	Bulk Carrier	Mercator	Panama	69,000	9,674	N/A	1994
“SOFIA III”	Bulk Carrier	Magellan	Panama	69,146	11,351	N/A	1998
“APL HOLLAND”	Container	Lissos	Singapore	67,500	N/A	5,500	2001

SCHEDULE 6: Vessel s and dates of Management Agreements

Management Agreement Date

Vessel

10/07/2002

“FIVOS”

“S.A. SEDERBERG”

“S.A. WINTERBERG”

“S.A HELDERBERG”

“MAERSK CONTANTIA”

06/03/2002

“ALEXANDRA I”

18/02/2002

“DIMITRIS C”

20/02/2002

“ROBERTO C”

25/02/2002

“MARIA C”

08/07/2002

“ACHILLEAS”

31/12/2004

“SOFIA III”

16/12/2001

“APL HOLLAND”

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of ORTELIUS MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of SEDERBERG MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of WINTERBERG MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of HELDERBERG	)
MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of CONSTANTIA	)
MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of ALEXANDRA NAVIGATION INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of ORCHID NAVIGATION	)
CORPORATION	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of ROBERTO C. MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of MARIA C. MARITIME INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of MERCATOR SHIPPING INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of MAGELLAN MARINE INC.	)

SIGNED by Zoe Lappa-Papamattheou	) /s/ Zoe Lappa-Papamattheou
duly authorised for and on behalf	)
of LISSOS SHIPPING (PRIVATE) LTD.	)

SIGNED by Fotis Bratimos	) /s/ Fotis Bratimos
duly authorised for and on behalf	)
of THE ROYAL BANK OF SCOTLAND plc	)